Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

     This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made this 25th day of July, 2006 between Patrick T. Ryan (the “Executive”) and PolyMedica Corporation (the “Company”).
Recitals
     R-1. The Executive and the Company entered into an Employment Agreement dated October 14, 2005 which sets forth the terms of the Executive’s employment as CEO and President of the Company (the “Employment Agreement”); and
     R-2. The Company through its Compensation Committee and its Board of Directors has determined that it is in Company’s interest to modify certain terms of the Executive’s employment, and the Executive has agreed to those modifications.
     In consideration of the recitals set forth above, the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the Executive and the Company agree as follows:
     1. Base Salary. The parties acknowledge that pursuant to Section 3(a) of the Employment Agreement (providing for periodic increases in the Executive’s base salary), the Executive’s base salary was increased 3% (to $703,490.00 per annum).
     2. Equity Based Compensation. Section 3 (c) of the Employment Agreement is modified to render null and void and of no legal effect the Company’s obligation to grant the Executive options to purchase, 100,000, 150,000, and 150,000 shares of the Company’s stock on September 30, 2006, September 30, 2007 and September 30, 2008 respectively. In lieu thereof, the Executive shall be granted, effective upon execution of this Amendment, 133,000 shares of restricted Company stock (the “Shares”), the restrictions on which shall lapse (the lapsing of Shares being referred to as “vesting”) with the passage of time following the sustained achievement of a closing price of at least $50 per share for the Company’s common stock, as follows:
     (A) The Shares shall not become eligible for vesting until the first day following the first date following execution of this Amendment on which the shares of the Company’s common stock have a closing price per share of at least $50.00 on the NASDAQ National Market (the “Commencement Date”).
     (B) Following the Commencement Date, the restrictions shall lapse on a portion of the Shares in the percentages and on the dates shown below, provided that Executive is employed by the Company on each of the vesting dates:

Percentage of Shares as to
Which Restrictions Lapse	Date on which Restrictions Lapse

25%	First Anniversary of the Commencement Date (“First Vesting Date”)

6.25%	Every three (3) months following the First Vesting Date

     3. Calculation of the Executive’s Severance for Certain Terminations during Fiscal Year 2007. Solely in the event the Executive is terminated during the fiscal year of the Company ending March 31, 2007 (“Fiscal Year 2007”) either by the Company without Cause or by the Executive for Good Reason, any severance payment payable to the Executive pursuant to Section 7(b)(ii)(C) of the Employment Agreement shall be equal to two times the sum of (x) the Executive’s highest Base Salary during the period the Executive was employed by the Company and (y) 150% of Employee’s Target Bonus

for Fiscal Year 2007, and any severance payment payable to the Executive pursuant to Section 7(b)(v)(C) of the Employment Agreement shall be equal to 2.99 times the sum of (x) and (y) as set forth in this paragraph 4 . After Fiscal Year 2007, severance, if any, shall be calculated as provided in the Employment Agreement.
     4. Lump Sum Payment of Severance. Notwithstanding Sections 7(b)(ii)(H) and 7(b)(v)(H) of the Employment Agreement (providing for the payment of severance in installments in certain circumstances) which paragraphs are null and void, any payments to which the Executive may become entitled under Sections 7 (b)(ii)(B), (C), D) and (E) or 7(b)(v)(B), (C), (D) and (E) shall be paid to the Executive in a lump sum on the earliest date required by applicable state law or within ten (10) business days after the Executive’s Termination Date, whichever period is shorter.
     5. Miscellaneous.
     A. Any capitalized term not expressly defined in this Amendment shall have the meaning ascribed to it in the Agreement.
     B. Except as expressly modified by this Amendment, all terms of the Executive’s Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment to Employment Agreement as of the day and year first above written.

PolyMedica Corporation
/s/ Thomas O. Pyle
Name:	Thomas O. Pyle
Title:	Chairman of the Board of Directors

Patrick T. Ryan
/s/ Patrick T. Ryan

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